Exhibit 10.66

Rubio's Restaurants, Inc.
Severance Pay Plan &
Summary Plan Description
July 26, 2006

PURPOSE OF THE PLAN

The purpose of Rubio’s Restaurants, Inc. Severance Pay Plan is to provide temporary and short-term pay continuation to eligible employees whose employment with Rubio’s Restaurants, Inc. is terminated under the conditions described below.

Except as otherwise provided by the Company in writing or in the Plan, the Plan replaces all prior plans, programs and/or arrangements providing severance benefits to eligible employees. This document contains the official text of the Plan.

DEFINITIONS

•	Base Pay shall mean the employee’s regular rate of salary (determined on a monthly basis) payable immediately preceding his or her date of termination.
•	Company means Rubio’s Restaurants, Inc. and its subsidiaries.
•	Board shall mean the Board of Directors of the Company.
•	Corporate Transaction shall have the meaning ascribed to such term in the Rubio’s Restaurant’s, Inc. 1999 Stock Incentive Plan (the “1999 Plan”).
•	Misconduct shall have the meaning ascribed to such term in the 1999 Plan.
•	Permanent Disability shall have the meaning ascribed to such term in the 1999 Plan.
•	Plan means Rubio’s Restaurants, Inc. Severance Pay Plan.
•	Plan Administrator means the Company’s Vice President-People Services or such other person or committee appointed from time to time by the Board.
•	Years of Service for an employee shall be based on his or her completed years of service from his or her most recent date of hire by the Company until his or her date of termination.

ELIGIBLE EMPLOYEES

1.	The benefits under the Plan are limited to employees of the Company who are determined by the Company to be classified as follows:
•	Vice Presidents and above
•	Director level employees
•	Restaurant Support Center Managers, including District Managers

2.	Unless the Company provides otherwise in writing, the following employees are NOT eligible to participate in the Plan:
a)	[Restaurant management and] all non-exempt employees under California Law;
b)	Any employee who is classified as a part-time, temporary, or seasonal employee; and/or
c)
Any employee who is eligible to receive severance benefits pursuant to an offer letter or other employment agreement or contract entered into before the adoption of the Plan, unless the benefits otherwise payable to the employee under the Plan exceed those to which the employee would otherwise be entitled under his or her offer letter or other employment agreement or contract.

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INVOLUNTARY TERMINATION OF EMPLOYMENT

1.	Involuntary Termination
An employee will be eligible for severance benefits under the Plan only if the Company, in its sole discretion, determines that the employee’s employment is being terminated involuntarily for any of the following reasons:
a)	Reduction in staff or layoff;
b)	Position elimination;
c)	Closure of a business unit or location;
d)	Organization restructuring;
e)	Permanent Disability;
f)	Such other circumstances, as the Company deems appropriate for the payment of severance benefits.

2.	Termination of Employment Not Eligible for Severance Benefits
Unless the Company provides otherwise in writing, an employee will NOT be eligible for severance benefits if the Company, in its sole discretion, determines that the employee’s employment is terminated for any of the following reasons:
a)	Resignation or other voluntary termination of employment;
b)	Failure to return from a leave of absence;
c)	Death;
d)	Termination due to Misconduct ;
e)	Termination for violation of company policy; and/or “Non-Negotiables” as defined in the Team Member Handbook, as amended from time to time;
f)	Termination due to failure to meet performance standards established by the Company or identified in any communication, whether written or oral, with the employee.

3.	Other Employment Offer
Unless the Company provides otherwise in writing, an employee will not be eligible to receive benefits under the Plan if the Company, in its sole discretion, determines that:
a)	The employee has been offered, but refused to accept, another comparable position with the Company or any of its subsidiaries or affiliates; and/or
b)
The employee's employment has been terminated in connection with a Corporate Transaction and such employee has been offered employment by the acquirer or successor on comparable terms and conditions as determined by the Plan Administrator, in its sole discretion.

CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS

An employee who is involuntarily terminated will not receive severance benefits under the Plan unless the Company determines that the employee has satisfied all of the following conditions:

1.	Satisfactory Performance of Work Duties Until Last Day Designated
The employee must continue to perform his or her work duties in accordance with the standards of his or her position through the last day of work designated by the Company, unless the employee is absent due to vacation, temporary layoff, or an approved absence from work (including leave under the Family and Medical Leave Act).

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2.	Execution of Releases and Other Agreements
In order to receive benefits under this program, the employee must execute a general release of claims against the Company, and its officers, directors, employees, attorneys, agents and representatives, and such other agreements and documents as the Company may deem necessary or advisable .

3.	Return of Company Property and Settlement of Expenses
The employee must return all company property and satisfactorily settle all expenses, loans or other amounts owed to the Company.

SEVERANCE PAY

1.	Amount of Severance Pay
The amount of severance pay payable to an eligible employee will be determined in accordance with the Severance Pay Guidelines attached to the Plan subject to the reductions set forth below.

2.	Reduction of Severance Pay Benefits
Unless the Company, in its sole discretion, provides otherwise in writing, the amount of severance pay payable to an eligible employee as determined above shall be reduced as follows:
a)
In the event that the Company provides pay to the employee instead of advance notice of his or her termination of employment in accordance with the requirements of the Worker Adjustment and Retraining Notification Act (or other similar federal or state statute), then the amount of such employee’s severance pay will be reduced (but not below two weeks) by the amount of notice pay received by the employee after his or her active work status ends; and/or

b)
Severance pay will be reduced by any outstanding debt owed by the employee to the Company where permitted by law, including but not limited to loans made by the Company, advanced vacation pay, or salary or expense advances.

3.	Payment of Severance Pay
The Company shall pay the severance benefit in a single lump sum as soon as practicable after the later of the employee’s last day of employment or the date on which the employee’s general release of claims becomes effective.

RIGHT TO TERMINATE BENEFITS

Notwithstanding anything in the Plan to the contrary, the Company shall have the right to terminate the benefits payable under the Plan at any time, in the event that:
a)	An employee is reemployed by the Company prior to the completion of the scheduled payment of Severance Pay; and/or
b)
The Company determines that an employee has breached any of the terms and conditions set forth in any agreement executed by the employee as a condition to receiving benefits under the Plan, including, but not limited to, the general release of claims and any confidentiality and/or invention agreement signed by the employee.

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GENERAL RULES

1.	Right to Withhold Taxes
The Company may cause such amounts to be withheld from payments under the Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

2.	Right to Continued Employment
Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company.

3.	Benefits Non-Assignable
Benefits under the Plan may not be anticipated, assigned or alienated.

4.	Unfunded Plan
The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in the Plan shall give any eligible employee any right, title or interest in any property of the Company.

5.	Governing Laws
The provisions of the Plan shall be construed, administered and enforced according to applicable Federal law and the laws of the State of California.

6.	Severability
The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

7.	Rules of Construction
Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of the Plan.

AMENDMENT AND TERMINATION

The Company may modify, amend, or terminate the Plan at any time with respect to any employee at any time prior to such employee’s termination of employment.

ADMINISTRATION OF THE PLAN

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of the Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:
•	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
•	To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
•	To decide all questions concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and/or
•	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

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CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of severance benefits for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefits should be directed to the Plan Administrator.

If an employee feels he/she is not receiving severance benefits, which are due, the employee (or the employee’s representative) should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within 60 days following receipt of the claim. If more than 60 days is required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 90 days following the initial receipt of the claim.

If the claim is denied in whole or in part, the employee will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based, a description of any material or information necessary for the employee to perfect the claim and an explanation of why such material or information is necessary, and a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the employee’s right to bring a civil action under ERISA, as defined below, following an adverse benefit determination on review.

If the employee wishes to appeal this denial, the employee may write to the Plan Administrator within 60 days after receipt of the notification of denial. The notification should set forth all of the grounds upon which it is based, all facts in support of the request and any other matters the employee (or the employee’s representative) deems pertinent. The employee (or the employee’s representative) may submit documents, records and other information relating to the claim. The employee (or the employee’s representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the employee’s claim. The Plan Administrator will then review the claim, and the employee will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the employee will be notified in writing of the reasons for the delay. In any event, however, the employee will receive a written notice of the final decision within 90 days after the request for review. If the Plan Administrator denies the appeal, in whole or in part, the Plan Administrator’s notice will set forth the specific reason(s) for the denial, the Plan provision(s) on which the denial is based, a statement that the employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the employee’s claim, and a statement of the employee’s right to bring a civil action under ERISA.

STATEMENT OF ERISA RIGHTS

A participant in the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan participants shall be entitled to:
•
Examine, without charge, at the Plan Administrator's office, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

•	Obtain copies of Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
•
Receive a summary of the Plan's annual financial report if the plan covers 100 or more people. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

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In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of plan participants and beneficiaries. No one, including the employer or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent the employee from obtaining a welfare benefit or exercising rights under ERISA. If a claim for a welfare benefit is denied in whole or in part the employee must receive a written explanation of the reason for the denial. The employee has the right to have the plan review and reconsider the claim. Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee requests materials from the Plan and does not receive them within 30 days, the employee may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay the employee up to $110 a day until the employee receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the employee has a claim for benefits which is denied or ignored, in whole or in part, the employee may file suit in a state or federal court. If an employee is discriminated against for asserting statutory rights, the employee may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an employee is successful the court may order the person sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the claim is frivolous.

If you have any questions about the Plan, please contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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ADDITIONAL INFORMATION

Plan Sponsor:	Rubio’s Restaurants, Inc.
1902 Wright Place
Suite 300
Carlsbad, CA 92008

Employer Identification Number	33-0100303

Plan Name:	Rubio’s Restaurants, Inc. Severance Pay Plan

Type of Plan:	Welfare benefit plan - severance pay

Plan Year	Calendar year

Plan Number	505

Plan Administrator	Vice President-People Services
Rubio’s Restaurants, Inc.
1902 Wright Place
Suite 300
Carlsbad, CA 92008
(760) 929-8226

Agent for Service of Legal Process	Vice President-People Services

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SEVERANCE PAY GUIDELINES

Amount of Severance Pay

Vice President and above
Six months of base salary

Director Level
Three months of Base Pay

Restaurant Support Center Managers, including District Managers
One month Base Pay or two weeks for every Year of Service, whichever is greater, subject to a maximum of three months Base Pay.